Exhibit (H)(3)

EXHIBIT A

Amended June 8, 2018

to the

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

Dated July 16, 2009 between

ADVISORSHARES TRUST

and

THE BANK OF NEW YORK MELLON

Series of AdvisorShares Trust:

Dorsey Wright ADR ETF

Peritus High Yield ETF

Ranger Equity Bear ETF

Madrona Domestic ETF

Madrona International ETF

Madrona Global Bond ETF

Wilshire Buyback ETF

STAR Global Buy-Write ETF

Newfleet Multi-Sector Income ETF

Sage Core Reserves ETF

Treesdale Rising Rates ETF

Pacific Asset Enhanced Floating Rate ETF

Cornerstone Small Cap ETF

KIM Korea Equity ETF

Focused Equity ETF

New Tech and Media ETF

Vice ETF

Dorsey Wright Micro-Cap ETF

Dorsey Wright Short ETF

ADVISORSHARES TRUST

By:	/s/ Dan Ahrens

Name:	Dan Ahrens

THE BANK OF NEW YORK MELLON

By:	/s/ Andrew Pfeifer

Name:	Andrew Pfeifer